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                                                                     EXHIBIT 5.1


                               November 14, 1996


Integrated Process Equipment Corp.
911 Bern Court
San Jose, California 95122

   RE:   REGISTRATION STATEMENT ON FORM S-3
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Gentlemen:

   We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 18, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 250,000 shares of your Common Stock (the "Shares"). The Shares are to be sold by the Selling Stockholder as described in the Registration Statement.

   As your counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares. It is our opinion that upon valid exercise of the warrants of the Company held by or issuable to the Selling Stockholder as described in the Registration Statement, and receipt by the Company of the full consideration to be paid upon exercise, the Shares will be legally issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto which have been approved by us.

                                     Very truly yours,

                                     /s/ WILSON SONSINI GOODRICH & ROSATI
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                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation